Exhibit 10.22

Power of Attorney

I, the undersigned, Yang Miusi (ID no.: 51040219820701142X), hold 5% equity interest of Fujian Province Baisha Fire Control Industrial Trading Co., Ltd. (“Baisha Fire Control”). As a shareholder of Baisha Fire Control, I hereby irrevocably entrust Yuanhong Fire Technology (HK) Ltd. (“Yuanhong HK”) to exercise the following rights during the term of this Power of Attorney:

I, the undersigned, exclusively authorize Yuanhong HK as the sole representative with full authority to perform shareholder’s rights upon the equity interest I hold, including but not limited to: (i) the attendance of the shareholder’s meeting and the execution of relative Shareholder Resolution(s) of Baisha Fire Control for and on behalf of me; (ii) the performance of all the relative rights of me entitled by laws and Articles of Association of Baisha Fire Control including but not limited to voting-rights and the rights of assigning, transferring, pledging or disposing of such equity interest partially or wholly; and (iii) the designations and appointments of Legal Representative, Chief Executive Director, Directors, Supervisors, General Manager and/or other Officer(s) of Baisha Fire Control on my behalf.

Yuanhong HK is entitled to execute the Transfer Agreement mentioned in the Exclusive Equity Interest Purchase Agreement (Wherein I shall be a party) within its authority and duly perform the Equity Interest Pledge Agreement and the Exclusive Equity Interest Purchase Agreement that are entered into simultaneously with this Power of Attorney by me. The exercising of the abovementioned rights shall not constitute any limitation on this Power of Attorney.

Save as otherwise provided hereunder, Yuanhong HK is entitled to exercise all the necessary rights arising from the equity interest upon its own discretions without any oral or written instructions of me. Without the prior written consent of Yuanhong HK, I shall not make any decision in respect of the daily operation of Baisha Fire Control, and shall not exercise my rights of shareholder without the approval of Yuanhong HK. Furthermore, I shall not participate in any distribution of profits, dividends, bonus or any other type of investment return directly from Baisha Fire Contrl.

All acts in associated with the equity interest of me conducted by Yuanhong HK shall be deemed as the acts of me. All documents executed by Yuanhong HK shall be deemed as executed by me, I company shall acknowledge such documents.

Yuanhong HK is entitled to assign all rights under this Power of Attorney. Yuanhong HK is entitled to entrust any other individual(s) or legal entity(s) to execute the above rights and equity interest without issuing any notice to or obtaining any prior consent from me. Nevertheless, Yuanhong HK shall report to me immediately after such assignment and the assignment shall not harm my benefits in any event.

This Power of Attorney shall be irrevocable and continuously valid when I am a shareholder of Baisha Fire Control and shall come into effect as of the date set forth below.

During the term of this Power of Attorney, in the event that I intend to perform the rights hereunder, I shall negotiate with Yuanhong HK in advance.

Yang Miusi

(Signature):	/s/ Yang Miusi

Date: July 1, 2010

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